Maine & Maritimes Corporation Announces Third-Quarter Earnings Results

Earnings Increase Over 2006; Quarter Consolidated Net Loss Significantly Narrows From Prior Year

PRESQUE ISLE, ME -- 11/09/2007 -- Maine & Maritimes Corporation (the "Corporation" or "MAM") (AMEX: MAM) reported a consolidated third quarter 2007 basic loss of $0.28 per share, or $470,000 compared to a third quarter 2006 loss of $1.90 per share, or $3.11 million. Year to date, MAM reported $503,000 of net income, compared to $2.89 million net loss in 2006. Continuing Operations showed considerable improvement with a basic loss of $0.22 per share, or $362,000 for the third quarter of 2007, as compared to a loss of $0.66 per share, or $1.07 million for the same quarter in 2006. Income from continuing operations for the nine-month period ended September 30, 2007, was $0.83 per share, or $1.38 million compared with a loss of $0.17 per share, or $284,000 in the prior year. Net losses from Discontinued Operations negatively impacted the quarter by $108,000, and the year-to-date by $881,000. Additional losses from operating the two unregulated divisions, as well as a revision on the loss from the sales originally recorded at December 31, 2006, were the major factors in these results.

"Although losses were incurred during the 2007 third quarter, which were caused by transitioning out of unregulated business lines and the seasonal nature of our continuing operations, our utility business continues to show steady improvement," said Brent M. Boyles, President and CEO of Maine & Maritimes Corporation. "We continue to implement the final stages of our transition strategy aimed at unwinding engineering, technology, and real estate business lines in New England and Atlantic Canada. At the same time, we are focusing on regional utility services and a jointly owned transmission project that has the potential of connecting northern Maine to the New England electrical network. We believe we are well positioned to gain financial strength through our utility experience and concentrated focus on providing additional electrical infrastructure services."

Management and the Board of Directors are encouraged by the turnaround of the Company's overall financial performance, which is expected to translate into positive earnings for the Company's fourth quarter and year end. According to MAM's Chief Financial Officer Michael I. Williams, "Our current and projected cash flows have also improved from the combination of the solid financial performance at Maine Public Service and the elimination of unregulated costs through cost control measures, as well as discontinuing unprofitable operations. We expect to meet our cash needs for the foreseeable future."

Third Quarter 2007 Summary

During the third quarter, Maine & Maritimes Corporation made significant progress toward achieving its utility-centric strategy. Highlights include the following recent activities:

--  Closed the Boston Division of The Maricor Group as of August 31, 2007,
    completing the closure of the TMG segment.

--  Implemented a senior officer reorganization plan, including the elimination of two senior officer positions and the promotion of Tim Brown as a Vice President of Engineering and Operations.

--  Sold 50% ownership of Maricor Ashford as of September 12, 2007.

--  Incorporated MAM Utilities Services Group as of September 27, 2007.

--  Continue to negotiate the sales of Maricor Properties and Mecel
    Properties.

Statistical Highlights:

(Amounts In Thousands)           For the Three Months Ended September 30,
                                   2007       2006     $ Change   % Change
Revenue                         $   8,016  $   8,033  $     (17)      -0.2%
Loss From Continuing Operations      (362)    (1,073)       711       66.3%
Net Loss                             (470)    (3,110)     2,640       84.9%

                                   For the Nine Months Ended September 30,
                                   2007       2006     $ Change   % Change
Revenue                         $  26,882  $  25,499  $   1,383        5.4%
Income (Loss) From Continuing
 Operations                         1,384       (284)     1,668      587.3%
Net Income (Loss)                     503     (2,887)     3,390      117.4%

Total Assets                    $ 137,525  $ 148,167  $ (10,642)      -7.2%

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in Northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as real estate and utility-related services. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications,
Board Relations, and Economic Development
Tel: 207-760-2418
Email: vjoles@mainepublicservice.com